UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 28, 2005

INTRAWARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-25249	68-0389976
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25 Orinda Way
Orinda, California 94563

(Address of principal executive offices, including zip code)

(925) 253-4500

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01             Entry into a Material Definitive Agreement

On October 28, 2005, Intraware, Inc. (“Intraware”) entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with FusionStorm (“FusionStorm”).  Pursuant to the Asset Purchase Agreement, FusionStorm will acquire certain assets of Intraware relating to Intraware’s Sun Microsystems, Inc. software resale business for $400,000, with an additional $200,000 payable upon the satisfaction of certain milestones after the closing of the asset purchase.  The Asset Purchase Agreement also includes certain representations, warranties and covenants, as well as closing conditions, and is expected to close in early January 2006.  The Asset Purchase Agreement contains certain termination rights for both Intraware and FusionStorm.

During the fiscal year ended February 28, 2005 and for the period from March 1, 2005 to October 31, 2005, Intraware has purchased from FusionStorm hardware products and services for approximately $182,000 and $145,000, respectively, in transactions not related to the Asset Purchase Agreement or the transactions contemplated therein.

ITEM 1.02             Termination of a Material Definitive Agreement

In connection with entering into the Asset Purchase Agreement, on November 2, 2005, Intraware notified Software Spectrum, Inc. (“Software Spectrum”) of its election to terminate the Sales Alliance Agreement dated August 1, 2005 (the “Sales Alliance Agreement”) between Intraware and Software Spectrum.  Pursuant to the terms of the Sales Alliance Agreement, either Intraware or Software Spectrum may terminate the Sales Alliance Agreement without cause upon sixty (60) days’ written notice.  Therefore, the Sales Alliance Agreement will terminate in early January 2006, unless Intraware and Software Spectrum mutually agree to an earlier effective date for the termination.

Under the Sales Alliance Agreement, Intraware solicits customer purchase orders for certain Sun Microsystems, Inc. software products and related maintenance services (the “Sun Products”), and delivers Sun Products to such customers electronically through Intraware’s SubscribeNet service, on behalf of Software Spectrum.  Software Spectrum invoices and receives payment from such customers, and contracts with Sun Microsystems or its authorized distributor for resale of the Sun Products.  In addition, Intraware is Software Spectrum’s exclusive third party sales organization for the Sun Products, and Intraware sells Sun Products exclusively for the benefit of Software Spectrum.  As compensation for its services under the Sales Alliance Agreement, Intraware receives a portion of the gross profit derived from sales of Sun Products under the Sales Alliance Agreement.

Forward-looking Statements

This current report on Form 8-K contains forward-looking statements that involve risks and uncertainties, including statements regarding the expected timing for the closing of the asset purchase and the termination of the Sales Alliance Agreement.  These statements reflect the current views and assumptions of Intraware, and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations.  These factors include, but are not limited to, any failure of the asset purchase to close due to a non-occurrence of any of the closing conditions in the Asset Purchase Agreement.  If the asset purchase fails to close, Intraware will not receive the payments described above and, in that event and in view of the termination of the Sales Alliance Agreement, Intraware would likely experience a substantial and immediate decrease in its revenues and cash flows unless and until it was able to fully implement a comparable relationship with another business partner or fully transition to becoming an authorized Sun Products reseller itself. The information provided in this current report on Form 8-K is current as of the date of its publication. Intraware expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any changes in expectations, or any change in events or circumstances on which those statements are based, unless otherwise required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTRAWARE, INC.

By:	/s/ John J. Moss
John J. Moss Senior Vice President, General Counsel and Secretary

Date:  November 3, 2005